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                                                                      EXHIBIT 12


                                CLECO CORPORATION
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                     AND EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                   FOR THE TWELVE MONTHS ENDED MARCH 31, 1999
                                   (Unaudited)


                                                          (In thousands,
                                                          except ratios)
                                                          --------------
Earnings                                                  $       55,346
Income taxes                                                      27,656
                                                          --------------

Earnings from continuing operations before income taxes   $       83,002
                                                          --------------

Fixed charges:
Interest, long-term debt                                  $       23,275
Interest, other (including interest on short-term debt)            3,583
Amortization of debt expense, premium, net                         1,216
Portion of rentals representative of an interest factor              430
                                                          --------------

Total fixed charges                                       $       28,504
                                                          --------------

Earnings from continuing operations before
income taxes and fixed charges                            $      111,506
                                                          ==============
Ratio of earnings to fixed charges                                 3.91x
                                                          ==============
Fixed charges from above                                  $       28,504
Preferred stock dividends*                                         2,809
                                                          --------------

Total fixed charges and preferred stock dividends         $       31,313
                                                          ==============

Ratio of earnings to combined fixed charges and
preferred stock dividends                                          2.68x
                                                          ==============


* Preferred stock dividends multiplied by the ratio of pretax income to net income.